Exhibit 4.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(WARRANT AGREEMENT)

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], by and among Rigel Resource Acquisition Corp, a Cayman Islands exempted company (the “Company”), Aurous Resources (f/k/a RRAC NewCo), a Cayman Islands exempted company (“Aurous Resources”), and Continental Stock Transfer & Trust Company, a New York corporation (in such capacity, the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 4, 2021 and filed with the United States Securities and Exchange Commission on November 9, 2021 (including the exhibits thereto, the “Existing Warrant Agreement”), pursuant to which the Company has issued public warrants (collectively, the “Public Warrants”) to purchase 15,000,000 Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”);

WHEREAS, the Company and certain other persons and entities are parties to that certain Private Placement Warrants Purchase Agreement, dated as of November 4, 2021 and filed with the United States Securities and Exchange Commission on November 9, 2021 (including the exhibits thereto, the “Private Placement Warrants Purchase Agreement”), pursuant to which the Company has issued private warrants (collectively, the “Private Placement Warrants”) to purchase 14,000,000 Class A Ordinary Shares at a purchase price of $1.00 per Private Placement Warrant;

WHEREAS, the Company and Orion Mine Finance Fund III, a Cayman Islands exempted limited partnership (the “Forward Purchaser”) are parties to that certain Forward Purchase Agreement, dated as of November 4, 2021 and filed with the United States Securities and Exchange Commission on November 9, 2021 (including the exhibits thereto, the “Forward Purchase Agreement”), pursuant to which the Forward Purchaser has committed, subject to approval of its investment committee as well as customary closing conditions, to purchase up to 2,500,000 Private Placement Warrants (the “Forward Purchase Warrants”), included as part of the forward purchase units, each comprised of one Ordinary Share and one-half of one Forward Purchase Warrant, to be sold to the Forward Purchaser in a private placement transaction to occur at or prior to the time of the Company’s initial Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, the Company, Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor”) and Orion Mine Finance GP III LP, a Cayman Islands limited partnership (“Orion GP”) are parties to the following: (i) that certain Convertible Promissory Note, dated as of May 18, 2022, in the principal amount of $1,500,000 issued by the Company in favor of the Sponsor, (ii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $3,000,000 issued by the Company in favor of the Sponsor and Orion Mine Finance GP III L.P., (iii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $4,200,000 issued by the Company in favor of the Sponsor and Orion GP and (iv) that certain Convertible Promissory Note, dated as of August 12, 2024, in the principal amount of $1,283,321 issued by the Company in favor of the Sponsor and Orion GP (collectively, the “Convertible Notes”). Pursuant to the terms of the Convertible Notes, Sponsor and/or Orion GP, as applicable, are entitled to [●] Private Placement Warrants (the “Convertible Note Warrants” and, together with the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants, the “Warrants”) in the aggregate upon the conversion of such Convertible Notes pursuant to and in accordance therewith;

WHEREAS, (i) the terms of the Public Warrants are governed by the Existing Warrant Agreement; (ii) the terms of the Private Placement Warrants are governed by the Existing Warrant Agreement and the Private Placement Warrants Purchase Agreement; (iii) the terms of the Forward Purchase Warrants are governed by the terms thereof, the Private Placement Warrants Purchase Agreement and the Existing Warrant Agreement; and (iv) the terms of the Convertible Note Warrants are governed by the terms of the applicable Convertible Notes, the Private Placement Warrants Purchase Agreement and the Existing Warrant Agreement; capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on March 11, 2024, the Company, Aurous Resources, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Aurous Gold”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Gauta Tailings” and, together with Aurous Gold, the “Target Companies”) and RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”) entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, (i) the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company of the Merger and the separate corporate existence of the Company ceasing, and (ii) Aurous Resources will acquire all of the outstanding equity interests of the Target Companies (the “Share Exchange”). Following the consummation of the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the closing of the Transactions (the “Closing”), each issued and outstanding ordinary share of the Company will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive an ordinary share of Aurous Resources par value $0.0001 per share (an “Aurous Resources Ordinary Share”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Ordinary Shares, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for the same number of Aurous Resources Ordinary Shares;

WHEREAS, the consummation of the Transactions will constitute a Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, in connection with the Transactions (including the Merger), the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Aurous Resources; and

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. The Company hereby assigns to Aurous Resources all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Aurous Resources hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2	Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Aurous Resources pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Aurous Resources from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement (as amended hereby) and this Agreement. [The Warrant Agent hereby ratifies the appointment set forth in Section 1 of the Existing Warrant Agreement (as amended hereby).]

2.	Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement:

2.1	Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Rigel Resource Acquisition Corp, a Cayman Islands exempted company” and replacing it with “Aurous Resources (f/k/a RRAC NewCo), a Cayman Islands exempted company.” As a result of such amendment, all references to the “Company” in the Existing Warrant Agreement shall be deemed to refer to Aurous Resources rather than Rigel Resource Acquisition Corp.

2.2	Recitals. The recitals beginning on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on November 9, 2021, Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), consummated an initial public offering (the “Offering”) of units of Rigel’s equity securities, each such unit comprised of one Class A ordinary share of Rigel, par value $0.0001 per share (“Rigel Ordinary Shares”) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 15,000,000 redeemable warrants to public investors in the Offering (the “Public Warrants”). Each whole Warrant (as defined below) entitles the holder thereof to purchase one Rigel Ordinary Share, for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, on November 4, 2021, Rigel entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreements”), with Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor”), Nathanael Abebe, Rigel’s President, and certain of Rigel’s directors nominees, pursuant to which such persons purchased an aggregate of 14,000,000 warrants simultaneously with the closing of the Offering, bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Rigel Ordinary Share at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, on November 4, 2021, Rigel entered into that certain Forward Purchase Agreement (the “Forward Purchase Agreement”) with Orion Mine Finance Fund III, a Cayman Islands exempted limited partnership (“Forward Purchaser”), pursuant to which the Forward Purchaser has committed, subject to approval of its investment committee as well as customary closing conditions, to purchase up to 2,500,000 warrants (the “Forward Purchase Warrants”) included as part of the forward purchase units, each comprised of one Ordinary Share and one-half of one Forward Purchase Warrant, to be sold to the Forward Purchaser in a private placement transaction to occur at or prior to the time of Rigel’s initial Business Combination (as defined below), bearing the legend set forth in Exhibit C hereto;

WHEREAS, in order to finance Rigel’s transaction costs in connection with an intended initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving Rigel and one or more businesses (a “Business Combination”), the Sponsor and Orion Mine Finance GP III LP, a Cayman Islands limited partnership (“Orion GP”) have loaned to Rigel funds pursuant to the following: (i) that certain Convertible Promissory Note, dated as of May 18, 2022, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor, (ii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $3,000,000 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III L.P., (iii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $4,200,000 issued by Rigel in favor of the Sponsor and Orion GP and (iv) that certain Convertible Promissory Note, dated as of August 12, 2024, in the principal amount of $1,283,321 issued by Rigel in favor of the Sponsor and Orion GP (collectively, the “Convertible Notes”), which Convertible Notes may be converted into up to additional 8,783,321 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (the “Convertible Note Warrants” and, together with the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants, the “Warrants”); and

WHEREAS, Rigel has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, No. 333-260356 (as so filed and as amended, together with the additional registration statement relating thereto filed with the SEC pursuant to Rule 462(b), the “Registration Statement”) and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Rigel Ordinary Shares included in the Units; and

WHEREAS, on March 11, 2024, Rigel, the Company, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Aurous Gold”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Gauta Tailings” and, together with Aurous Gold, the “Target Companies”), and RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”), entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), which provides that, among other things, (i) Rigel will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company of the Merger and the separate corporate existence of the Company ceasing, pursuant to which each issued and outstanding Ordinary Share will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive an ordinary share of Aurous Resources par value $0.0001 per share (the “Ordinary Shares”); and (ii) Aurous Resources will acquire all of the outstanding equity interests of the Target Companies (the “Share Exchange”). Following the consummation of the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Aurous Resources;

WHEREAS, on [●], the Company, Rigel and the Warrant Agent entered into an Assignment, Assumption and Amendment (the “Warrant Assumption Agreement”), pursuant to which, among other things, Rigel assigned all of Rigel’s right, title and interest in and to this Agreement to the Company, and the Company assumed all of Rigel’s liabilities and obligations under this Agreement;

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and the terms of this Agreement (as amended by the Warrant Assumption Agreement), each Public Warrant and each Private Placement Warrant has been converted into the right to purchase one Ordinary Share rather than one Rigel Ordinary Share;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3	References to Ordinary Shares. All references to “Ordinary Shares” of Rigel in the Existing Warrant Agreement shall be deemed to refer to Aurous Resources Ordinary Shares.

2.4	Appointment of Warrant Agent. Section 1 of the Existing Warrant Agreement is hereby deleted and replaced in its entirety with the following:

“On November 4, 2021, Rigel appointed the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent accepted such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.”

2.5	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced in its entirety with the following:

“[Reserved.]”

2.6	Extraordinary Dividends. The first sentence of Section 4.1.2 of the Existing Warrant Agreement is hereby amended by adding the word “or” before clause (b) of such sentence and deleting clauses (c), (d) and (e) of such sentence.

2.7	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on [●], and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on [●], and (y) other than with respect to the Private Placement Warrants with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof (each, an “Inapplicable Redemption”), 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.4 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available.”

2.8	Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced in its entirety with the following:

“[Reserved.]”

2.9	Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

AUROUS RESOURCES
Inanda Greens Business Park, Block A
Wierda Gables
54 Wierda Rd West, Wierda Valley
Sandton, 2196
South Africa
Attention: Alan Smith

3.	Miscellaneous Provisions.

3.1	Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Transactions (including the Merger) and shall automatically be terminated and shall be null and void if the Business Combination Agreement is validly terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and permitted assigns.

3.3	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4	Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5	Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

3.6	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8	Entire Agreement; Reference to and Effect on Agreements. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

RIGEL RESOURCE ACQUISITION CORP,

By	/s/
Name:
Title:

AUROUS RESOURCES,

By	/s/
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

By	/s/
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]